QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

AMENDING AGREEMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

        Made as of the 9th day of February, 2005.

BETWEEN:
CELESTICA INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the "Corporation"),
OF THE FIRST PART,
- and -
CELESTICA INTERNATIONAL INC., a corporation incorporated under the laws of the Province of Ontario, (hereinafter included as the Corporation),
OF THE SECOND PART,
- and -
CELESTICA CORPORATION, a Delaware Corporation (hereinafter included as the Corporation)
OF THE THIRD PART,
- and -
STEPHEN W. DELANEY of Saline, Michigan (hereinafter called the "Executive"),
OF THE FOURTH PART.

        WHEREAS the parties entered into an Executive Employment Agreement dated July 22, 2004 (the "Executive Employment Agreement").

        AND WHEREAS the parties have agreed to amend the Executive Employment Agreement in accordance with the terms hereof.

        NOW THEREFORE the parties agree as follows:

1.
Section 13(c)(v) of the Executive Employment Agreement shall be deleted and replaced with the following:

(v)
the Corporation shall contribute to the Executive's defined contribution pension plan and to its Supplementary Executive Retirement Plan with the Corporation an amount equal to the then estimated net present value (as determined by the Board acting reasonably, assuming that the Executive would be employed by the Corporation for the ensuing three years and using as a discount rate the Corporation's cost of funds under its principal bank working capital credit lines) of the Corporation's pension contributions for the Executive under each such plan for the three year period following the Date of Termination.

2.
Section 13(d)(v) of the Executive Employment Agreement shall be deleted and replaced with the following:

(v)
the Corporation shall contribute to the Executive's defined contribution pension plan and to its Supplementary Executive Retirement Plan with the Corporation an amount equal to the then estimated net present value (as determined by the Board acting reasonably, assuming that the Executive would be employed by the Corporation for the ensuing three years and using as a discount rate the Corporation's cost of funds under its principal bank working capital credit lines) of the Corporation's pension contributions for the Executive under each such plan for the three year period following the Date of Termination.

3.
All other terms of the Executive Employment Agreement remain unchanged.

        IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement effective as of the date first above written.

CELESTICA INC.
		by	/s/ ROBERT CRANDALL Name: Robert Crandall Title: Director
CELESTICA INTERNATIONAL INC.
		by	/s/ ANTHONY PUPPI Name: Anthony Puppi Title: Director
CELESTICA CORPORATION
		by	/s/ MARV MAGEE Marv MaGee Title: Director
SIGNED, SEALED & DELIVERED in the presence of: /s/ ELIZABETH DELBIANCO Witness: Elizabeth DelBianco	) ) ) ) ) )	/s/ STEPHEN W. DELANEY Stephen W. Delaney

QuickLinks

AMENDING AGREEMENT TO EXECUTIVE EMPLOYMENT AGREEMENT